UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2026

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41655	98-1262185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 334-7066

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	NB	The Nasdaq Stock Market LLC
Warrants, each exercisable for 1.11829212 Common Shares	NIOBW	The Nasdaq Stock Market LLC
Common Share Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2026, Elk Creek Resources Corp. (“ECRC”), a majority-owned subsidiary of NioCorp Developments Ltd. (the “Company”), entered into an Offtake Agreement (the “Offtake Agreement”) with Traxys North America LLC (“Traxys”) covering ferroniobium and certain other products expected to be produced at the Company’s Elk Creek Critical Minerals Project in southeast Nebraska (the “Elk Creek Project”), including scandium, titanium and rare earth products. The Offtake Agreement supersedes and replaces the prior ferroniobium and scandium offtake agreements between the Company and Traxys, including the ferroniobium offtake agreement originally entered into on June 13, 2016, as amended and as assigned to Traxys (the “Prior Ferroniobium Offtake Agreement”).

Pursuant to the terms of the Offtake Agreement, and subject to certain exclusions, Traxys will purchase, on a take-or-pay basis, 50% of the Elk Creek Project's annual ferroniobium production or, at Traxys’ election, 3,700 metric tonnes of ferroniobium per year, and will have a right of first refusal on certain additional ferroniobium production. In addition, Traxys will have the exclusive right, but not the obligation, to market and sell 100% of the Elk Creek Project’s products other than ferroniobium, including scandium oxide, scandium metal and scandium-aluminum master alloy, titanium tetrachloride, neodymium-praseodymium oxide, dysprosium oxide, terbium oxide, samarium-europium-gadolinium carbonate, and heavy rare earth carbonate, and derivatives thereof (collectively, the “Other Products” and, collectively with ferroniobium, the “Products”). Ferroniobium will be priced by reference to a published monthly market price for ferroniobium, less a discount that increases at five-year intervals over the term. The Other Products will be priced by reference to published market prices, or, for Other Products without a published price assessment, the gross price invoiced by Traxys to third-party purchasers in bona fide arm’s length sales, in each case, less a marketing commission payable to Traxys and less certain of Traxys' actual logistics, marketing and financing costs. Traxys will also have the exclusive right to sell the Products worldwide, except that, for ferroniobium, the European Union is excluded while the Company’s existing ferroniobium offtake agreement with Thyssen Krupp Metallurgical Products GmbH remains in effect, subject to certain exceptions and exclusions.

The Offtake Agreement has a term of 15 years measured from the first day of the month during which the output of the Products over the three prior calendar months equals or exceeds 80% of the planned production of the Products at the Elk Creek Project on an annualized basis (the “Commercial Production Date”). Thereafter, the Offtake Agreement is subject to two automatic one-year renewals, unless either party provides notice of non-renewal pursuant to the terms of the Offtake Agreement.

Either party may terminate the Offtake Agreement if, by December 31, 2027, the Export-Import Bank of the United States has not provided final approval of senior debt financing for the Elk Creek Project or financial close has not occurred, subject to a six-month extension if such approval has been obtained but financial close has not occurred. Traxys may terminate the Offtake Agreement if the Commercial Production Date has not occurred within 60 months after the execution of the Offtake Agreement, unless ECRC gives notice that the Commercial Production Date will occur within 90 days and it does occur within that period, subject to extension for force majeure events of up to 12 months.

Transfers of scandium oxide produced at the Elk Creek Project to ECRC’s affiliates for conversion into scandium metal, scandium-aluminum master alloy or other downstream scandium products will not constitute sales under the Offtake Agreement and will not be subject to Traxys’ exclusivity or any marketing commission. However, ECRC must cause all third-party sales of those downstream scandium products by ECRC or its affiliates during the term to be marketed and executed through Traxys as exclusive marketing intermediary, in exchange for a one-time marketing commission.

The Offtake Agreement contains certain representations and warranties, covenants and indemnities customary for agreements of this nature.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 related to the Prior Ferroniobium Offtake Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: October 16, 2026

By:	/s/ Neal S. Shah
	Name:	Neal S. Shah
	Title:	Chief Financial Officer